Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE:

Contact: Investor Relations 978-762-8999

Medwave Closes on $1.75 Million of Additional Capital

January 27, 2003 - Medwave Inc. Danvers, Massachusetts (NASDAQ: MDWV ) - Medwave, Inc. announced today that they have closed on an additional $1.75 million of capital to help further fund the company’s growth and continued market development. The terms of the financing included the sale of 1.4 million shares of common stock at a price of $1.25 per share, no stock warrants or other securities were issued. The company completed this financing without the use of an investment-banking firm, saving the company considerable expense.

Anchoring the financing was Heartland Advisors of Milwaukee, Wisconsin. Heartland purchased 800,000 shares of Medwave stock for their Heartland Value Fund, (Ticker:HRTVX). The Heartland Value Fund was named to FORBES Honor Roll for 2002. Each year in their Mutual Fund Survey issue, Forbes Magazine selects this list of “stand out funds with the mettle to succeed over the long haul-through all kinds of weather.” This was the second consecutive year that the Value Fund has received this prestigious designation, which Forbes awards to just ten funds. Other participants in this financing were private investors, including Medwave’s Chairman, Mr. William D. Corneliuson, who purchased 100,000 shares of Medwave Stock.

Medwave, Inc. develops, manufactures, and distributes non-invasive blood pressure products.  Its Vasotrax® Hand Held Monitor, MJ23 OEM Module, and the Vasotrac® APM205A NIBP Monitor are new approaches to non-invasive blood pressure monitoring. Over the past few years, Medwave has received the necessary regulatory clearances to market their technology in Europe, Asia, and North America. Medwave is ISO9001/EN46001/MDD93/42/EEC certified and all of its products are CE marked. Over the past 18 months, the company has entered into distribution agreements throughout various parts of the world. The company trades on the NASDAQ small cap market under the symbol MDWV.

Statements made in this release that are stated as expectations, plans, anticipations, prospects or future estimates or which otherwise look forward in time including the proceeds from this financing, are considered “forward-looking statements” and involve a variety of risks and uncertainties, known and unknown, which are likely to affect the actual results.  The following factors, among others, as well as factors discussed in the Company’s filings with the SEC, have affected and, in the future, could affect the Company’s actual results: resistance to the acceptance of new medical products, the market acceptance of the Vasotrac® system and other products of the Company, hospital budgeting cycles, the possibility of adverse or negative results or commentary from clinical researchers or other users or evaluators of the Company’s products, the Company’s success in creating effective distribution channels for its products, the Company’s ability to scale up its manufacturing process, and delays in product development or enhancement or regulatory approval.  Consequently, no forward-looking statement can be guaranteed and actual results may vary materially. Medwave®, Vasotrac®, and Vasotrax® are trademarks of Medwave, Inc.

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